Exhibit 99(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 30, 2014 relating to the financial statements of AB High Income Fund, Inc. (formerly known as AllianceBernstein High Income Fund, Inc.) for the fiscal year ended October 31, 2014, which is incorporated by reference in this Post-Effective Amendment No. 41 to the Registration Statement (Form N-1A No. 33-72460) of AB High Income Fund, Inc.

                                                           /s/ ERNST & YOUNG LLP




New York, New York
January 27, 2015